Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

December 13, 2022

Societal CDMO, Inc.

Board of Directors

1 E. Uwchlan Ave, Suite 112

Exton, PA 19004

Ladies and Gentlemen:

We have acted as counsel to Societal CDMO, Inc., a Pennsylvania corporation (the “Company”), in connection with the concurrent public offerings (the “Offering”) of 27,841,737 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), 450,000 shares of the Company’s Series A convertible preferred stock, par value $0.01 per share (the “Preferred Stock,” and together with the Common Stock, the “Shares”), and the shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”) sold by the Company pursuant to (i) that certain Underwriting Agreement for the Common Stock, dated December 12, 2022, by and between the Company and RBC Capital Markets, LLC (“RBC”), as representative of the several underwriters named in Schedule I thereto (the “Common Underwriting Agreement”), and (ii) that certain Underwriting Agreement for the Preferred Stock, dated December 12, 2022, by and between the Company and RBC, as representative of the several underwriters named in Schedule I thereto (the “Preferred Underwriting Agreement”, and together with the Common Underwriting Agreement, the “Underwriting Agreements”). The Offerings are being made pursuant to prospectus supplements, each dated December 12, 2022, and the accompanying base prospectus, dated April 20, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-253571) (the “Registration Statement”). You have requested that we render the opinion set forth in this letter and we are furnishing this opinion to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, following issuance of the Shares pursuant to the terms of the Underwriting Agreements and the due registration on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and receipt by the Company of the consideration for the Shares in

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the circumstances contemplated by the Underwriting Agreements, (a) the Shares and the Conversion Shares have been duly authorized and reserved for issuance, (b) when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreements such Shares will be validly issued, fully paid and nonassessable, and (c) the Conversion Shares, when issued upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, will in each case be validly issued, fully paid and non-assessable.

With regard to our opinion above with respect to the Conversion Shares, we express no opinion to the extent that future issuances of securities of the Company or adjustments to outstanding securities of the Company, including the Preferred Stock, cause the Preferred Stock to be convertible into more shares of Common Stock than the number that then remain authorized but unissued.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

Very truly yours,

Troutman Pepper Hamilton Sanders LLP